Ex. 99.1
XPEL Reports Record Revenue of $83.9 Million in Second Quarter 2022; Revenue Growth 22.0%; Gross Margin 39.3%; EBITDA Margin 20.5%

San Antonio, TX – August 9, 2022– XPEL, Inc. (Nasdaq: XPEL) a global provider of protective films and coatings, today announced results for the second quarter and six months ended June 30, 2022.

Second Quarter 2022 Highlights:

•Revenues increased 22.0% to a record $83.9 million in the second quarter.

•Gross margin percentage improved to 39.3% in the second quarter, a new high for the Company.

•Net income grew 16.8% to $11.9 million, or $0.43 per share, compared to $10.2 million, or $0.37 per share, in the same quarter of 2021.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 26.6% to $17.2 million, or 20.5% of revenues compared to $13.6 million in second quarter 2021.1

First Six Months Highlights:

•Revenues increased 29.1% to $155.8 million in the first six months of 2022.

•Gross margin percentage improved to 39.0% in the first half of 2022.

•Net income grew 15.7% to $19.7 million, or $0.71 per share, compared to $17.0 million, or $0.62 per share, in the first six months of 2021.

•EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) grew 27.8% to $29.1 million, or 18.7% of revenues compared to $22.7 million in the first half of 2021.1

Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We’re pleased to have delivered strong second quarter results, especially in the face of continuing headwinds related to on-going tight new car inventory, COVID-related impacts in China and the strengthening U.S. Dollar. We continued to see robust demand for our products and services across most of our regions. We remain confident in our ability to drive continued strong performance in the second half of 2022.”

For the Quarter Ended June 30, 2022:

Revenues. Revenues increased approximately $15.2 million or 22.0% to $83.9 million as compared to $68.7 million in the second quarter of the prior year.

Gross Margin. Gross margin was 39.3% compared to 36.7% in the second quarter of 2021.

Expenses. Operating expenses increased to $17.2 million, or 20.5% of sales, compared to $12.6 million, or 18.3% of sales in the prior year period.

Net income. Net income was $11.9 million, or $0.43 per basic and diluted share, versus net income of $10.2 million, or $0.37 per basic and diluted share in the second quarter of 2021.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $17.2 million, or 20.5% of sales, as compared to $13.6 million, or 19.7% of sales in the prior year1.

For the Six Months Ended June 30, 2022:

Revenues. Revenues increased approximately $35.2 million or 29.1% to $155.8 million as compared to $120.6 million in the first six months of the prior year.

Gross Margin. Gross margin was 39.0% compared to 36.1% in the first half of 2021.

Expenses. Operating expenses increased to $34.9 million, or 22.4% of sales, compared to $22.3 million or 18.5% of sales in the prior year period.

Net income. Net income was $19.7 million, or $0.71 per basic and diluted share versus net income of $17.0 million, or $0.62 per basic and diluted share in the first six months of 2021.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $29.1 million, or 18.7% of sales, as compared to $22.7 million, or 18.9% of sales in the prior year1.

1 See reconciliation of non-GAAP financial measures below

Conference Call Information

The Company will host a conference call and webcast today, August 9, 2022 at 11:00 a.m. Eastern Time to discuss the Company’s second quarter 2022 results.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 545-0320 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0002. Callers should use access code: 929753.

A replay of the teleconference will be available until September 8, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 46173.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: xpel@imsinvestorrelations.com

XPEL Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Product revenue	$67,040	$58,667	$125,137	$103,599
Service revenue	16,850	10,069	30,617	17,003
Total revenue	83,890	68,736	155,754	120,602

Cost of Sales
Cost of product sales	44,227	40,593	82,421	72,139
Cost of service	6,680	2,896	12,633	4,929
Total cost of sales	50,907	43,489	95,054	77,068
Gross Margin	32,983	25,247	60,700	43,534

Operating Expenses
Sales and marketing	5,906	4,687	12,218	8,075
General and administrative	11,328	7,888	22,696	14,240
Total operating expenses	17,234	12,575	34,914	22,315

Operating Income	15,749	12,672	25,786	21,219

Interest expense	322	44	542	97
Foreign currency exchange (gain) loss	457	(63)	462	(28)

Income before income taxes	14,970	12,691	24,782	21,150
Income tax expense	3,068	2,505	5,076	4,117
Net income	$11,902	$10,186	$19,706	$17,033

Earnings per share
Basic	$0.43	$0.37	$0.71	$0.62
Diluted	$0.43	$0.37	$0.71	$0.62
Weighted Average Number of Common Shares
Basic	27,613	27,613	27,613	27,613
Diluted	27,613	27,613	27,613	27,613

XPEL Inc.
Condensed Consolidated Balance Sheets
(In thousands except per share data)

	(Unaudited)	(Audited)
	June 30, 2022	December 31, 2021
Assets
Current
Cash and cash equivalents	$9,321	$9,644
Accounts receivable, net	19,119	13,159
Inventory, net	74,142	51,936
Prepaid expenses and other current assets	4,434	3,672
Income tax receivable	550	617
Total current assets	107,566	79,028
Property and equipment, net	12,169	9,898
Right-of-use lease assets	13,580	12,910
Intangible assets, net	29,777	32,733
Other non-current assets	893	791
Goodwill	25,071	25,655
Total assets	$189,056	$161,015
Liabilities
Current
Current portion of notes payable	159	375
Current portion lease liabilities	3,673	2,978
Accounts payable and accrued liabilities	36,587	32,915
Total current liabilities	40,419	36,268
Deferred tax liability, net	2,412	2,748
Other long-term liabilities	1,140	2,631
Borrowings on line of credit	32,000	25,000
Non-current portion of lease liabilities	10,008	9,830
Non-current portion of notes payable	—	76
Total liabilities	85,979	76,553
Commitments and Contingencies (Note 11)
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	28	28
Additional paid-in-capital	10,760	10,581
Accumulated other comprehensive loss	(1,860)	(590)
Retained earnings	94,149	74,443
Total stockholders’ equity	103,077	84,462
Total liabilities and stockholders’ equity	$189,056	$161,015

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income	$11,902	$10,186	$19,706	$17,033
Interest	322	44	542	97
Taxes	3,068	2,505	5,076	4,117
Depreciation	839	420	1,596	803
Amortization	1,054	423	2,131	685
EBITDA	$17,185	$13,578	$29,051	$22,735